UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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BlackRock ESG Capital Allocation Term Trust

« YOUR VOTE MATTERS «

MAKE YOUR VOICE HEARD BY VOTING ON THE ENCLOSED WHITE CARD AND PROTECT YOUR INVESTMENT

BlackRock ESG Capital Allocation Term Trust

(NYSE: ECAT)

Fund launch: September 2021

Unconstrained strategy Invests across all asset classes and geographies	ESG focus Looks at sustainable investments and aims to capitalize on untapped opportunities emerging across industries	Access to private markets Invests up to 25%[1] in private investments with no performance fees and simplified tax reporting

Monthly distributions	Outperformance
9.7%	#1
Yield on Market Price	Performing Fund in Peer Group

Source: Morningstar data as of April 30, 2023

(1) Measured at the time of investment (2) US Bonds are represented by the yield to worst of the S&P U.S. Aggregate Bond Index (Source: S&P Global as of April 30, 2023). US Equities are represented by the yield of the S&P 500 Index (3) Peer group is represented by the US CE Tactical Allocation Morningstar category

Your investment is under attack by a self-serving activist institution

PROTECT YOUR INVESTMENT BY VOTING FOR

Your Board-Recommended Nominees

ON THE ENCLOSED WHITE CARD

Experience	Diversity	Independence

Acting for all shareholders	Executing for the long term

Over a century of combined experience in management and business leadership

Cynthia L. Egan	Former **President** of Retirement Plan Services at T. Rowe Price Group **Board Chair** for The Hanover Insurance Group and **Lead Independent Director** for Huntsman Corporation
Catherine A. Lynch, CFA	Former **Chief Executive Officer** and **Chief Investment Officer of** the National Railroad Retirement Investment Trust **Board Director** for PennyMac Mortgage Investment Trust
Lt Gen Stayce D. Harris	Former **Lieutenant General, Inspector General** of the U.S. Air Force **Board Director** for The Boeing Company
Lorenzo A. Flores	**Vice Chairman** at Kioxia, Inc. Former **Chief Financial Officer** at Xilinx, Inc.

BlackRock ESG Capital Allocation Term Trust

Vote FOR your Trustees

on the enclosed WHITE proxy card

Experienced and Qualified Board

Current board members are committed to ensuring that the

Fund operates in a responsible manner that protects and

advances the interests of the Fund and all of its

shareholders

Managed Distribution Pays a 9.7% yield on market price with a focus on distribution stability	Share Repurchases Repurchased over $47 million of shares, adding over $10 million to the Fund’s net asset value[1]
Liquidity at NAV In 2033, all shareholders will have an opportunity to receive 100% liquidity at net asset value via fund liquidation or tender offer

Please do NOT send back any GOLD proxy card you may receive

Source: Morningstar data as of April 30, 2023, unless otherwise noted

(1) BlackRock data as of March 31, 2023

The Fund has adopted a managed distribution plan (a “Plan”) to support a level distribution of income, cap return of capital. The fixed amounts distributed per share are subject to change at the discretion of the Fund’s Board of Trustees. Under its Plan, the Fund will distribute all available investment income to its shareholders, consistent with its investment objectives and as required by the Internal Revenue Code of 1986, as amended. If sufficient investment income is not available on a monthly basis, the Fund will distribute long-term capital gains and/or return capital to its shareholders in order to maintain a level distribution.

The Fund’s estimated sources of the distributions paid this month and for its current fiscal year are as follows:

Estimated Allocations as of April 28, 2023

Fund	Distribution	Net Income	Net Realized Short- Term Gains	Net Realized Long- Term Gains	Return of Capital

ECAT[1]	$0.125000	$0 (0%)	$0 (0%)	$0 (0%)	$0.125000 (100%)

Estimated Allocations for the fiscal year through April 28, 2023

Fund	Distribution	Net Income	Net Realized Short- Term Gains	Net Realized Long- Term Gains	Return of Capital

ECAT[1]	$0.475000	$0 (0%)	$0 (0%)	$0 (0%)	$0.475000 (100%)

1The Fund estimates that it has distributed more than its income and net-realized capital gains in the current fiscal year; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the shareholder’s investment is paid back to the shareholder. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’. When distributions exceed total return performance, the difference will reduce the Fund’s net asset value per share.

The amounts and sources of distributions reported are only estimates and are being provided to you pursuant to regulatory requirements and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations. The Fund will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

Fund Performance and Distribution Rate Information:

Fund	Average annual total return (in relation to NAV) for the 5-year period ending on 3/31/2023	Annualized current distribution rate expressed as a percentage of (NAV) as of 3/31/2023	Cumulative total return (in relation to NAV) for the fiscal year through 3/31/2023	Cumulative fiscal year distributions as a percentage of NAV as of 3/31/2023

ECAT*	(1.84)%	8.61%	7.34%	2.01%

* Fund launched within the past 5 years; the performance and distribution rate information presented for the Fund reflects data from inception to 3/31/2023.

Shareholders should not draw any conclusions about the Fund’s investment performance from the amount of the Fund’s current distributions or from the terms of the Fund’s Plan.

All investments involve risk, including the possible loss of the principal amount invested.

Important information about the Fund

This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by Black Rock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.

Common shares for the closed end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.

Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.

© 2023 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.

May 2023 | BlackRock ESG Capital Allocation Term Trust (ECAT)	Not FDIC Insured • May Lose Value • No Bank Guarantee

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